Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:             John Hulbert, Investors, (612) 761-6627

Erin Conroy, Media, (612) 761-5928

Target Media Hotline, (612) 696-3400

Target Corporation Announces Pricing of Pending Any and All Tender Offers

MINNEAPOLIS (October 20, 2017) — Target Corporation (“Target”) (NYSE:TGT) announced today the total consideration payable in connection with its previously announced tender offers (each, a “Tender Offer”, and collectively, the “Tender Offers”), which commenced on October 16, 2017, to purchase any and all of its debt securities listed in the table below (collectively, the “Notes” and each a “series” of Notes). The Tender Offers will expire today, October 20, 2017, at 5:00 p.m., New York City time, unless extended (such date and time, as it may be extended with respect to a series, the “Expiration Date”). The Tender Offers are being made solely pursuant to the offer to purchase, the related letter of transmittal and, to the extent applicable, the related notice of guaranteed delivery, each dated October 16, 2017 (as they may be amended or supplemented, the “Offer Documents”).

The table below sets forth the Total Consideration for the Notes. The reference yield listed in the table below is based on the bid-side price of the reference security listed in the table below at 2:00 p.m., New York City time, today, as described in the Offer Documents.

Any and All of the Outstanding Securities Listed Below (the “Notes”)
Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Reference Yield	Fixed Spread (Basis Points)	Total Consideration(1)
7.000% Notes due 2038	87612EAU0	$659,818,000	3.000% due May 15, 2047	2.893%	+85 bps	$1,459.10
6.500% Notes due 2037	87612EAR7	$580,611,000	3.000% due May 15, 2047	2.893%	+85 bps	$1,385.43
6.35% Debentures due 2032	87612EAK2	$502,557,000	2.250% due August 15, 2027	2.379%	+120 bps	$1,319.82
7.00% Debentures due 2031	87612EAF3	$218,332,000	2.250% due August 15, 2027	2.379%	+115 bps	$1,375.01
6.65% Debentures due 2028	239753DL7	$115,827,000	2.250% due August 15, 2027	2.379%	+105 bps	$1,288.00
6.75% Debentures due 2028	239753DJ2	$135,479,000	2.250% due August 15, 2027	2.379%	+105 bps	$1,283.49

(1)          Per $1,000 principal amount of Notes.

Holders of Notes must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on October 20, 2017 to be eligible to receive the Total

Target Corporation Announces Pricing of Pending Any and All Tender Offers – Page 2 of 3

Consideration, or timely comply with the guaranteed delivery procedures by no later than 5:00 p.m., New York City time, on October 24, 2017 (as further described in the Offer Documents). Withdrawal rights for the Tender Offers will expire today, October 20, 2017, at 5:00 p.m., New York City time. Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the initial date Target makes payment in same-day funds. The payment date for the Notes tendered by the Expiration Date is anticipated to be October 23, 2017, one business day after the Expiration Date. The payment date for Notes tendered by guaranteed delivery is anticipated to be October 25, 2017, two business days after the initial payment date. Interest will cease to accrue on October 23, 2017 for all Notes accepted in the Tender Offers, including those tendered by guaranteed delivery, and holders tendering by guaranteed delivery will not receive interest for any portion of such two business day-period even if delivering the Notes before the end of such two business day-period.

Information Relating to the Tender Offers

Copies of the offer to purchase, letter of transmittal and notice of guaranteed delivery are available at the following web address: http://www.gbsc-usa.com/Target/. Holders may also obtain a copy of the Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Tender Offers, by calling toll-free at (866) 470-3900 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Tender Offers.

BofA Merrill Lynch, Deutsche Bank Securities and Goldman Sachs & Co. LLC are the dealer managers for the Tender Offers. Investors with questions regarding the Tender Offers may contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect), Deutsche Bank Securities at (866) 627-0391 (toll free) or (212) 250-2955 (collect) or Goldman Sachs & Co. LLC at (800) 828-3182 (toll free) or (212) 902-6595 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to any Notes is making any recommendation as to whether holders should tender any Notes in response to any of the Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

Target Corporation Announces Pricing of Pending Any and All Tender Offers – Page 3 of 3

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes. The full details of the Tender Offers for the Notes, including complete instructions on how to tender Notes, are included in the Offer Documents. Holders are strongly encouraged to read carefully the Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they contain important information.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,828 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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